Secretary of State Office
500 E Capitol Ave
Pierre, SD 57501
(605) 773-4845

ARTICLES OF INCORPORATION
Domestic Business Corporation

RECEIVED
NOV 26 2012
S.D. SEC. OF STATE

Filed this 26th day of NOV, 2012
SECRETARY OF STATE

Telephone 949-487-2436
FAX 949-218-4176

Article I

The name of the company is: **AppYea, Inc.**

Article II

The number of shares the corporation is authorized to issue:

750,000,000 Class A Common Shares

5,000,000 Class A Preferred Shares

Preferred Share convertible to 100 common shares for each preferred share
Preferred Share voting rights: One preferred share equals 1,000 common shares.

Article III

The address of the principal executive office in or out of the State of South Dakota:

110 E Center St. , Ste 2053, Madison, SD 57042

Article IV

The South Dakota Registered Agent name is DAKOTA AGENT SERVICES, LLC.

The address of the registered agent is: 110 E Center St., Ste 2053, Madison, SD 57042

The CRA # of the Commercial Registered Agent is: 000037

Article V

The name and address of the incorporator is:

David DeLoach, 32565B Golden Lantern St. Ste 140, Dana Point, CA 92629

Article VI

The liability of a Director or shareholder for money damages shall be eliminated for any action taken or any failure to take any action, as a director, except liability for the amount of a financial benefit received by a director to which the director is not entitled: an intentional infliction of harm on the corporation or the shareholders; a violation of SDCL 47-1A-833, or an intentional violation of criminal law..

The corporation must indemnify a director for liability as defined in subdivision SDCL 47-1A-850(5), to any person for any action taken, or any failure to take any action, as a director, except liability for receipt of a financial benefit to which the director is not entitled; an intentional infliction of harm on the corporation or its shareholders; a violation of SDCL 47-1A-833.1; or an intentional violation of criminal law..

Dated: November 16, 2012

David DeLoach
Incorporator

State of South Dakota

OFFICE OF THE SECRETARY OF STATE

Certificate of Incorporation
Business Corporation

ORGANIZATIONAL ID #: DB057294

I, **Jason M. Gant**, Secretary of State of the State of South Dakota, hereby certify that the Articles of Incorporation of **APPYEA, INC.** duly signed and verified, pursuant to the provisions of the South Dakota Business Corporation Act, have been received in this office and are found to conform to law.

ACCORDINGLY, and by virtue of the authority vested in me by law, I hereby issue this Certificate of Incorporation and attach hereto a duplicate of the Articles of Incorporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and caused to be affixed the Great Seal of the State of South Dakota, in Pierre, the Capital City, this November 26, 2012.

Jason M. Gant
Secretary of State

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